SWIFT ENERGY COMPANY
                      2001 OMNIBUS STOCK COMPENSATION PLAN


1.       PURPOSE.

     This 2001 Omnibus  Stock  Compensation  Plan (the "Plan") is intended as an incentive to encourage stock ownership by certain officers and employees of SWIFT ENERGY COMPANY (the "Company"), or of its subsidiary corporations (the "Subsidiaries," as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time), so that they may acquire or increase their proprietary interest in the success of the Company and Subsidiaries, and to encourage them to remain in the employ of the Company or of the Subsidiaries. The Plan is designed to meet this intent by offering performance-based stock and cash incentives and other equity based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.       DEFINITIONS.

     For purposes of this Plan, the following terms shall have the meanings set forth below:

     (a) "Award" or "Awards" means an award or grant made to a Participant under Sections 6 through 9, inclusive, of the Plan.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

     (d) "Committee" means the Compensation Committee of the Board, or any committee of the Board performing similar functions, constituted as provided in
Section 3 of the Plan.

     (e) "Common Stock" means the Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof.

     (f) "Company" means Swift Energy Company, a Texas corporation, or any successor corporation.

     (g) "Deferred Compensation Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is specifically designated as such.

     (h) "Disability" means a total and permanent disability as defined in the Company's long-term disability plan, or if the Company has no long-term disability plan in effect at the time of a Participant's disability, "disability" shall have the meaning provided in Section 22(e)(3) of the Code.

     (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

     (j) "Fair Market Value" means at any given time on any given date (i) the highest closing price of the Common Stock on any established national exchange or exchanges for the immediately prior trading day on which there was a sale of such stock, or (ii) if the Common Stock is not listed on an established stock exchange, the mean between the closing bid and low asked quotations of the Common Stock in the New York over-the-counter market as reported by the National Association of Securities Dealers, Inc. for such trading date. For example, prior to closing of the market on any given business day, Fair Market Value



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would be the highest  closing price on the preceding  trading day on which there was a trade. After closing of the market on any given business day, Fair Market Value would be the highest closing price on that same day if there was a trade.

     (k) "Immediate Family Member" means the spouse, children or grandchildren of a Participant.

     (l) "Incentive Stock Option" means any Stock Option (as defined below) that is intended to be and is specifically designated as an "incentive stock option" within the meaning of Section 422 of the Code.

     (m) "Nonqualified Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

     (n) "Participant" means an employee of the Company or a Subsidiary, or an individual who is performing services for those entities (including a consultant to the Company, but only insofar as Nonqualified Stock Options are concerned), who from time to time shall be designated by the Committee and in all such cases who is also granted an Award under the Plan. No member of the Committee shall be eligible to be a Participant.

     (o) "Performance Bonus Award" means an Award of cash and/or shares of Common Stock granted pursuant to the provisions of Section 9 of the Plan.

     (p) "Plan" means this Swift Energy Company 2001 Omnibus Stock Compensation Plan as set forth herein and as it may be hereafter amended.

     (q) "Restricted Award" means an Award granted pursuant to the provisions of
Section 8 of the Plan.

     (r) "Restricted Stock Grant" means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

     (s) "Restricted Unit Grant" means an Award of units representing shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan.

     (t) "Stock Appreciation Right" means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

     (u) "Stock Option" means an Award to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

     (v) "Subsidiary" means any corporation or entity in which the Company directly or indirectly owns stock possessing 50% or more of the total combined voting power of all classes of such corporation's stock.

     (w) "Ten Percent Shareholder" means a person who owns (or is considered to own after taking into account the attribution of ownership rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries.

3.       ADMINISTRATION.

     (a) The Plan shall be administered by the Committee, as appointed from time to time by the Board. The Board may from time to time remove members from, or add members to, the Committee. The Committee shall be comprised solely of two or more members of the Board who are "Non-Employee Directors" as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission ("SEC") under the Exchange Act as it may be amended from time to time, or any successor rule.

     (b) A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held.


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     (c) The  Committee is  authorized  to construe and  interpret  the Plan, to
promulgate,   amend,   and  rescind  rules  and   procedures   relating  to  the
implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision, or action of the Committee in connection with the construction, interpretation,
administration,   or   application  of  the  Plan  shall  be  binding  upon  all
Participants and any person validly claiming under or through any Participant and any Award under this Plan will be made only if the Committee decides in its sole and absolute discretion that the Participant or any persons validly claiming through any Participant is entitled to such award. In the event of a disagreement as to the interpretation of the Plan or any agreements issued hereunder as to any right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding.

     (d) The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority to grant Awards to persons subject to Section 16 of the Exchange Act. The Committee is specifically authorized to give authority to the Company's chief executive officer within specified written limits to grant Awards to new employees of the Company in connection with their hiring, which written limits may be changed from time to time by the Committee in its sole discretion.

     (e) The Committee is expressly authorized to make modifications to the Plan as necessary to effectuate the intent of the Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan, subject to those restrictions that are set forth in Section 14 below.

     (f) The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee.

4.       ELIGIBILITY.

     Persons eligible for Awards under the Plan shall consist of employees (including officers, whether or not they are directors) of the Company or its Subsidiaries, or individuals performing services for these entities, who from time to time shall be designated by the Committee (including consultants to the Company, but only insofar as Nonqualified Stock Options are concerned). Any person who shall be eligible for Awards under this Plan shall not be eligible to participate in the Company's 1990 Nonqualified Stock Option Plan, as amended, provided that if a person who has been a Participant under this Plan ceases to be an employee but remains or becomes a director of the Company, then Section 10(c) shall apply to Awards held by that Participant.

5.       DURATION OF AND COMMON STOCK SUBJECT TO PLAN.

     (a) Term. The Plan shall terminate on December 31, 2010, except with respect to Awards then outstanding, including Reload Options on Awards then outstanding.

     (b) Shares of Common Stock Subject to Plan. The maximum number of shares of Common Stock in respect of which Awards may be granted under the Plan (the "Plan Maximum") shall be 1,500,000, subject to adjustment as provided in Section 12 below. Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares. The following terms and conditions shall apply to Common Stock subject to the Plan:

          (i) In no event shall more than the Plan Maximum be cumulatively available for Awards under the Plan;

          (ii) For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitations (A) the number of shares of Common Stock subject to issuance upon exercise or settlement of Awards (regardless of vesting), and (B) the number of shares of Common Stock which equal the value of Restricted Unit Grants or Stock Appreciation Rights determined at the dates on which such Awards are granted;


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          (iii) If any Awards are  forfeited,  terminated,  expire  unexercised, settled in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were previously subject to the Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, expiration, cash settlement or exchange; and

          (iv) Any shares of Common Stock which are used as full or partial payment to the Company by a Participant of the purchase price of shares of Common Stock upon exercise of a Stock Option shall again be available for Awards under the Plan.

6.       STOCK OPTIONS.

     Stock Options granted under the Plan may be in the form of Incentive Stock Options, Non-Qualified Stock Options or Deferred Compensation Stock Options (collectively, the "Stock Options"). Stock Options shall be subject to the following terms and conditions, and each Stock Option shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

     (a) Grant. Stock Options shall be granted separately. In no event will Stock Options or Awards be issued in tandem whereby the exercise of one affects the right to exercise the other. Incentive Stock Options may only be granted to persons who are employees.

     (b) Stock Option Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant, provided that , in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of the Stock Option, and further provided that Stock Options covering no more than 100,000 shares of Common Stock may be granted under this Plan with exercise prices below the Fair Market Value of the Common Stock on the date of grant of the Stock Options. In the case of a Ten Percent Shareholder, the exercise price of an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of the grant.

     (c) Option Term. The term of each Stock Option, other than an Incentive Stock Option, shall be fixed by the Committee. The term of Incentive Stock
Options shall not exceed ten (10) years after the date the Incentive Stock Option is granted, and the term of any Incentive Stock Options granted to Ten Percent Shareholders shall not exceed five (5) years after the date of the grant.

     (d) Exercisability.

          (i) Incentive Stock Options and Nonqualified Stock Options shall be exercisable in installments as determined by the Compensation Committee in its sole discretion, and shall be subject to such other terms and conditions as the Committee shall determine at the date of grant, provided that if not otherwise determined by the Committee, Incentive Stock Options and Nonqualified Stock Options may be exercised as to twenty percent (20%) of the shares covered thereby beginning on the first anniversary date of the date of grant (hereinafter, "Anniversary Date"), and thereafter an additional twenty percent (20%) of shares subject to such stock options may be exercisable beginning on the Anniversary Date in each of the following four years, except as otherwise provided in Sections 10 and 13.

          (ii) Reload  Options  shall  become  exercisable  in  accordance  with
     Section 6(i)(iii) hereof.

          (iii) Deferred Compensation Stock Options shall become exercisable in accordance with the terms of the grant thereof as established by the Committee.

     (e) Method of Exercise. Subject to applicable exercise restrictions set forth in Section 6(d) above, a Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice shall be accompanied by payment in full of the purchase price. The purchase price may be paid by any of the following methods, subject to the restrictions set forth in Section 6(f) hereof:


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          (i) in cash,  by certified or  cashier's  check,  by money order or by personal check (if approved by the Committee) of an amount equal to the aggregate purchase price of the shares of Common Stock to which such exercise relates; or

          (ii) if acceptable to the Committee, by delivery of shares of Common Stock already owned by the Participant and held by the Participant for a minimum of six months, which shares, including any cash tendered therewith, have an aggregate Fair Market Value equal to the aggregate purchase price of the shares of Common Stock to which such exercise relates.

     (f) Restrictions on Method and Timing of Exercise. Notwithstanding the foregoing provisions, the Committee, in granting Stock Options pursuant to the Plan, may limit the timing or methods by which a Stock Option may be exercised by any person or waive all or any portion of such limits on timing or methods, and, in processing any purported exercise of a Stock Option granted pursuant to the Plan, may refuse to recognize the timing or methods of exercise selected by the Participant if, in the opinion of counsel to the Company, there is a substantial risk that such exercise could result in the violation of any then applicable rules or regulations, including federal or state securities laws. Furthermore, no Incentive Stock Option may be exercised in accordance with the method of exercise set forth in subsections 6(e)(ii) above unless, in the opinion of counsel to the Company, such exercise would not have a material adverse effect upon the incentive stock option tax treatment of any outstanding Incentive Stock Options or Incentive Stock Options (other than the particular option or options then exercised in accordance with such subsection 6(e)(ii)) which may be granted pursuant to the Plan in the future.

     (g) Transferability of Nonqualified Stock Options. The Committee may, in its discretion, authorize all or a portion of any Nonqualified Stock Option to be on terms which permit transfer by the Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a charitable trust or trusts created or controlled by the Participant, or (iv) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the transfer must be approved by the Committee in a manner consistent with this Section, and (z) subsequent transfers of transferred Options shall be prohibited except to a transferee to whom the Participant could have transferred the Option pursuant to this Section 6(g) or by will or the laws of descent and distribution, after which assignment Section 10(a) hereof shall apply to exercise of the Option by the assignee. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for all purposes hereof the term
"Participant" shall be deemed to refer to the transferee. The events of termination of employment of Section 10 hereof shall continue to be applied with respect to the original Participant, following which events the Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 10.

     (h) Tax Withholding. In addition to the alternative methods of exercise set forth in Section 6(e), holders of Nonqualified Stock Options, subject to the discretion of the Committee, may be entitled to elect at or prior to the time the exercise notice is delivered to the Company, to have the Company withhold from the shares of Common Stock to be delivered upon exercise of the Nonqualified Stock Option the number of shares of Common Stock (determined based on the Fair Market Value) that is necessary to satisfy any withholding taxes attributable to the exercise of the Nonqualified Stock Option so long as the amount withheld does not exceed the Company's minimum statutory tax withholding attributable to the underlying transaction. If withholding is made in shares of Common Stock pursuant to the method set forth above, the Committee, in its discretion, may grant "Reload Options" (as defined and on the terms specified in Section 6(i) below) for the number of shares so withheld. Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect to satisfy his or her withholding tax obligation in respect of any exercise as contemplated above if, in the opinion of counsel to the Company, there is substantial risk that such election could result in a violation of any then applicable rules or regulations, including federal or state securities law, or such withholding would have an adverse tax or accounting effect on the Company.

     (i) Grant of Reload Options. Whenever the Participant holding any Incentive Stock Option or Nonqualified Stock Option (the "Original Option") outstanding under this Plan (including any "Reload Options" granted under the provisions of this Section 6(i)) exercises the Original Option and makes payment of the option price by tendering shares of the Common Stock previously held by him or her



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pursuant  to Section  6(e)(ii)  hereof,  then the  Committee  may grant a reload option (the "Reload Options") for that number of additional shares of Common Stock which is equal to the number of shares tendered by the Participant in payment of the option price for the Original Option being exercised. All such Reload Options granted hereunder shall be on the following terms and conditions:

          (i) The Reload Option price per share shall be an amount equal to the then current Fair Market Value per share of the Common Stock, determined as of the time and date of the Company's receipt of the exercise notice for the Original Option;

          (ii) The option exercise period shall expire, and the Reload Option shall no longer be exercisable, on the expiration of the option period of the Original Option or two (2) years from the date of the grant of the Reload Option, whichever is later;

          (iii) Any Reload Option granted under this Section 6(i) shall vest and first become exercisable one (1) year following the date of exercise of the Original Option; and

          (iv) All other terms of Reload Options granted hereunder shall be identical to the terms and conditions of the Original Option, the exercise of which gives rise to the grant of the Reload Option.

     (j) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all stock option plans of the Company or its Subsidiaries shall not exceed one hundred thousand dollars ($100,000). The Fair Market Value of any Common Stock shall be determined as of the time the option with respect to such stock is granted or such other time as may be required by Section 422(d) of the Code, as such section of the Code may be amended from time to time.

     (k) Deferred Compensation Stock Options. Deferred Compensation Stock Options are intended to provide a means by which compensation payments can be deferred to future dates. The number of shares of Common Stock subject to a Deferred Compensation Stock Option shall be determined by the Committee, in its sole discretion, in accordance with the following formula:

        Amount of Compensation to be Deferred                = Number of Shares
        --------------------------------------
        Fair Market Value - Stock Option Exercise Price

Amounts of compensation deferred may include amounts earned under Awards granted under the Plan or under any other compensation plan, program, or arrangement of the Company as permitted by the Committee.

     (l) Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code. To the extent permitted under Section 422 of the Code or applicable regulations thereunder or any applicable Internal Revenue Service pronouncements:

          (i) to the extent that any portion of any Incentive Stock Option that first becomes exercisable during any calendar year exceeds the $100,000 limitation contained in Section 422(d) of the Code set forth in Section 6(j) above, such excess portion shall be treated as a Nonqualified Stock Option; and

          (ii) if the vesting period or exercisability of an Incentive Stock Option is accelerated, any portion of such Option that exceeds the $100,000 limitation set forth in Section 6(j) above shall be treated as a Nonqualified Stock Option.

Even if the shares of Common Stock which are issued upon exercise of any Incentive Stock Option are sold or exchanged within one year following the exercise of that Incentive Stock Option such that the sale constitutes a disqualifying disposition for Incentive Stock Option treatment under the Code, no provision of this Plan shall be construed as prohibiting such a sale.


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7.       STOCK APPRECIATION RIGHTS.

     The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall deem desirable:

     (a) Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to (or if the Committee shall determine at the time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

     (b) Grant. A Stock Appreciation Right shall be granted separately. In no event will Stock Appreciation Rights and other Awards be issued in tandem whereby the exercise of one such Award affects the right to exercise the other.

     (c) Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee, except that in no event shall a Stock Appreciation Right be exercisable prior to the first Anniversary Date of the date of grant. To the extent, in the opinion of counsel, it would not subject such Participant to a substantial risk of liability under
Section 16 of the Exchange Act, the Committee, in its discretion, may provide that a Stock Appreciation Right shall be automatically exercised on one or more specified dates, or that a Stock Appreciation Right may be exercised during only limited time periods.

     (d) Form of Payment. Payment to a Participant upon exercise of a Stock Appreciation Right may be made (i) in cash, by certified or cashier's check, by money order or by personal check (if approved by the Committee) (ii) in shares of Common Stock, (iii) in the form of a Deferred Compensation Stock Option, or
(iv) any combination of the above, as the Committee shall determine. The Committee may elect to make this determination either at the time the Stock Appreciation Right is granted, or with respect to payments contemplated in clauses (i) and (ii) above, at the time of the exercise.

8.       STOCK GRANTS AND RESTRICTED AWARDS

     Restricted Awards granted under the Plan may be in the form of either Restricted Stock Grants or Restricted Unit Grants. Restricted Awards shall be subject to the following terms and conditions, and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable.

     (a) Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, as set forth in Section 8 (d) below, provided that in no event may the total of (i) the number of shares of Common Stock covered by Stock Options with an exercise price below the Fair Market Value of the Common Stock on the date of grant of the Stock Option and
(ii) the number of shares of Common Stock covered by Restricted Stock Grants or Restricted Unit Grants with an exercise price below the Fair Market Value of the Common Stock on the date of grant of the Restricted Stock Grant or Restricted Unit Grant, exceed 100,000 shares of Common Stock. Further, as a condition to the grant of Restricted Stock to any Participant who, at the date of grant has not been employed by the Company and has not performed services for the Company, the Committee shall require such Participant to pay at least an amount equal to the par value of the shares of Common Stock subject to the Restricted Stock Grant within thirty (30) days of the date of the grant, and failure to pay such amount shall result in an automatic termination of the Restricted Stock Grant.

     (b) Restricted Unit Grants. A Restricted Unit Grant is an Award of units granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that such Participant forfeit such units upon termination of employment for specified reasons within a specified period of time, and restrictions on the sale, assignment, transfer or other disposition of the units. Subject to the discretion of the Committee at the time a Restricted Unit Grant is awarded to a Participant, a unit will have a value (i) equivalent to one share of Common



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Stock,  or (ii)  equivalent to the excess of the Fair Market Value of a share of
Common Stock on the date the restriction lapses over the Fair Market Value of a share of Common Stock on the date of the grant of the Restricted Unit Grant (or over such other value as the Committee determines at the time of the grant).

     (c) Grant of Awards. Restricted Awards shall be granted separately under the Plan in such form and on such terms and conditions as the Committee may from time to time approve. Restricted Awards, however, may not be granted in tandem with other Awards whereby the exercise of one such Award affects the right to exercise the other. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Restricted Award made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of the shares of Common Stock. The certificate shall be registered in the name of the Participant, shall be accompanied by a stock power duly executed by the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Award. The certificate evidencing the shares shall be held in custody by the Company until the restrictions imposed thereon shall have lapsed or been removed.

     (d) Restriction Period. Restricted Awards shall provide that, except as to 100,000 shares (the "Restricted Award Exempted Shares") of the total 1.5 million shares of Common Stock reserved under the Plan, in order for a Participant to vest in the Awards, the Participant must continuously provide services for the Company or its Subsidiaries, subject to relief for specified reasons, for a period of not less than three (3) years (or one year if the Restricted Award is performance based) commencing on the date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award ("Restriction Period"). The number of Performance Bonus Exempted Shares (as defined below) and the Restricted Award Exempted Shares shall not exceed 100,000 shares, in the aggregate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments), the Participant shall be entitled to receive his or her Restricted Award or the applicable portion thereof, as the case may be, along with a return of the stock power executed by the Participant once the restriction has fully lapsed. Upon termination of a Participant's employment with the Company or any Subsidiary for any reason during the Restriction Period, all or a portion of the shares or units, as applicable, that are still subject to a restriction may vest or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

     (e) Payment of Awards. A Participant shall be entitled to receive payment for a Restricted Unit Grant (or portion thereof) in an amount equal to the aggregate Fair Market Value of the units covered by the Award upon the expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit Grant shall be made as soon as practicable following the conclusion of the respective Restriction Period (i) in cash, by certified or cashier's check, by money order or by personal check (if approved by the Committee), (ii) in shares of Common Stock equal to the number of units granted under the Restricted Unit Grant with respect to which such payment is made,
(iii) in the form of a Deferred Compensation Stock Option, or (iv) in any combination of the above, as the Committee shall determine. The Committee may elect to make this determination either at the time the Award is granted, or with respect to payments contemplated in clause (i) and (ii) above, at the time the Award is settled.

     (f) Rights as a Shareholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which the dividends are issued.

     (g) Grants of Shares of Common Stock. The Committee may, in its discretion, grant shares of Common Stock to a Participant under this Plan, with or without restrictions, vesting requirements and/or conditions, such direct grants of shares to come from the Company's authorized but unissued shares or treasury shares available from time to time. As a condition to the grant of shares of Common Stock to any Participant who at the date of grant has not been employed by the Company and has not performed services for the Company, the Committee shall require such Participant to pay at least an amount equal to the par value of the shares of Common Stock to be granted that Participant.

9.       PERFORMANCE BONUS AWARDS.

     Performance Bonus Awards granted under this Plan may be in the form of cash or shares of Common Stock, or a combination thereof. If a Performance Bonus Award is a combination of cash and shares of Common Stock, the portion of the Performance Bonus Award comprised of cash and the portion comprised of shares of Common Stock will be determined by the Committee based upon the Committee's judgment as to the best interests of the Company as a whole, taking into account both long-term and short-term strategic goals. If a Performance Bonus Award is granted in whole or in part in shares of Common Stock, except as to 100,000 shares (the "Performance Bonus Exempted Shares") of the total 1.5 million shares of Common Stock reserved under the Plan, the number of shares shall be determined based upon the Fair Market Value of such shares, and such shares must be awarded in lieu of receipt of some or all of such Award in cash. The number of Performance Bonus Exempted Shares and the Restricted Award Exempted Shares shall not exceed 100,000 shares, in the aggregate. Performance Bonus Awards shall be subject to the following terms and conditions, and shall contain such additional terms and conditions, not inconsistent with the express provisions of this Plan, in such form as the Committee shall deem desirable:

     (a) Grant of Awards. To the extent granted, Performance Bonus Awards will be granted on the basis of Company performance ("Company Performance"), as well as the Committee's judgment as to each Participant's contribution to Company Performance ("Individual Performance"). As of the date of adoption of this Plan, Company Performance is analyzed in terms of the following Company-wide performance factors ("Company Factors"): (i) short- term results as measured by year-to-year increases in earnings per share and year-to-year increases in cash flow and (ii) long-term results as measured by changes in the year-end volume of the proved oil and gas reserves of the Company and changes in the year-end probable reserves. In addition to the measures of performance set forth above, the Committee will evaluate and rate the Individual Performance of each of the Participants. As of the date of adoption of this Plan, Individual Performance is based upon the following individual performance factors ("Individual Factors"):
(i) the individual Participant's performance in achieving either or both of the Company's overall strategic objectives or the objectives of the individual Participant's department or group within the Company and (ii) the Committee's determination in its discretion of the extent to which the Participant's individual performance merits a bonus. The Committee is specifically authorized to add to, modify or eliminate the Company Factors and/or Individual Factors, the elements thereof, or their weighting from year to year (or if necessary in exceptional circumstances in mid-year). If the Committee does not modify the Company Factors and/or Individual Factors in a given year, then the previously existing factors shall continue to apply. The Committee may consider other factors as well when it considers such other factors to be appropriate.

     (b) Performance Factors. The Committee shall evaluate the Company Factors and Individual Factors for a particular calendar year ("Performance Factors") in determining a Participant's Performance Bonus Award. As of the date of adoption of this Plan, these Performance Factors were:

          (1) Short Term Company Factor. The short-term Company Factor shall be the average of the percentage increases from year to year in those particular criteria determined by the Committee to reflect the short-term results of the Company's operations.

          (2) Long Term Company Factor. The long term Company Factor shall be the average of the percentage increases from year to year in those particular criteria determined by the Committee to reflect the long-term results of the Company's operations.

          (3) Individual Factors. The Committee, in consultation with the CEO (except when the CEO is the Participant being evaluated), shall evaluate
     (i) the overall performance of each Participant in contributing to the Company's achievement of its strategic objectives or the objectives of the individual Participant's department or group within the Company and (ii) in the Committee's sole discretion, the extent to which a Participant's individual performance merits a bonus.

These Performance Factors may be modified by the Committee in its discretion from time to time.

     (c) Determination of Performance Bonus Awards. After final annual Company financial results are available, the CEO shall make his recommendations as to personnel to be Participants in the Performance Bonus Award for the Participants other than himself, based on the Performance Factors, and the CEO shall provide supporting documentation for his recommendations. Except as provided elsewhere herein, using this and other information the Committee deems appropriate, the Committee shall determine each Participant's Performance Bonus Award.

     (d) Committee Discretion. The Committee will determine its recommendations as to actual Performance Bonus Awards taking into account the overall circumstances of the Company. When, in the Committee's judgment, performance is exceptionally strong, the Committee may recommend Performance Bonus Awards which vary from the Performance Bonus Awards calculated using the criteria and performance factors set out in Section 9(a) above.

10.      TERMINATION OF EMPLOYMENT.

     The terms and conditions under which an Award may be exercised after a Participant's termination of employment shall be determined by the Committee, except as otherwise provided herein. The conditions under which such post-termination exercises shall be permitted with respect to Incentive Stock Options shall be determined in accordance with the provisions of Section 422 of the Code and as otherwise provided in Section 6 above, provided that the Committee, in its sole discretion, may change, by any agreement approved by the Committee, the post-termination rights of a Participant, including accelerating the dates upon which all or a portion of any outstanding unexercised Stock Option held by a Participant may become vested or be exercised following such termination of employment.

     (a) Termination by Death. Subject to Section 6(l), if a Participant's employment by the Company or any Subsidiary terminates by reason of the Participant's death or if the Participant's death occurs within three months after the termination of his or her employment, any Award held by such Participant immediately prior to the date of his or her death may thereafter be exercised, to the extent such Award otherwise was exercisable by the Participant immediately prior to the date of his or her death, by the legal representative of the Participant's estate or by any person who acquired the Award by will or the laws of descent and distribution, for a period of one year from the date of his or her death or until the expiration of the stated term of the Award, whichever period is the shorter, provided, however, that the Committee, in its discretion may specifically provide, either in any agreement providing for an Award or in any employment contract or any other agreement approved by the Committee, for the acceleration of the vesting and/or right of exercise under any Award held by a Participant immediately prior to the date of his or her death. Any right of exercise under an Award held by the Participant that after termination by reason of the Participant's death is not then vested and exercisable, or as a result thereof becomes vested and exercisable, shall be terminated and extinguished.

     (b) Termination by Reason of Disability. Subject to Section 6(l), if a Participant's employment by the Company or Subsidiary terminates by reason of Disability, any Award held by such Participant immediately prior to the date of his or her Disability may thereafter be exercised by the Participant, to the extent such Award otherwise was exercisable by the Participant immediately prior to the date of his or her Disability for a period of one year from the date of such termination of employment by reason of Disability, or until the expiration of the stated term of such Award, whichever period is shorter; provided, however, that if the Participant dies within such one-year period, any unexercised Award held by such Participant shall thereafter be exercisable to the extent to which it was exercisable immediately prior to the date of such death for a period of one year from the date of his or her death or until the expiration of the stated term of such Award, whichever period is shorter; and provided further, that the Committee may, in its discretion specifically provide, either in any agreement providing for an Award or in any employment contract or any other agreement approved by the Committee for the acceleration of the vesting and/or right of exercise under an Award held by a Participant immediately prior to the time of termination of employment by reason of his or her Disability. Any right of exercise under an Award held by the Participant that, after termination by reason of Participant's Disability is not then vested and exercisable, or as a result thereof becomes vested and exercisable, shall be terminated and extinguished.

     (c) Other Termination. Subject to Section 6(l), if a Participant's employment by the Company or any Subsidiary is terminated for any reason other than retirement, death or Disability, any Award held by the Participant immediately prior to the date of his or her termination shall be exercisable, to the extent otherwise then exercisable, for the lesser period of three (3) months from the date of such termination or the balance of the term of the Award, and any right of exercise under any Award held by a Participant immediately prior to the time of his or her termination that is not vested immediately after such date of termination, shall be terminated and extinguished; provided, however, that the Committee, in its discretion may specifically provide that, for Awards held prior to the termination, vesting and/or exercise may be accelerated at or prior to the time of termination, for a period which may not exceed the original term of such Award, either in any agreement providing for an Award, or in any employment contract or any other agreement approved by the Committee; provided, however, that upon termination of employment upon retirement, if the Participant continues to serve, or commences serving, as a director of the Company, then in such event any Awards may continue to be held by the Participant under the original terms thereof, with such modifications as the Committee may determine in its discretion, with any Incentive Stock Options held by such Participant to henceforth be treated as Nonqualified Stock Options.

     (d) General Provisions. Unless otherwise specifically provided herein, the Committee shall have the following discretion regarding the treatment of outstanding Stock Options upon termination of employment:

          (i) Any Stock Option outstanding at the time of a Participant's retirement, termination of employment, Disability or death shall remain exercisable for such period of time thereafter as shall be determined by the Committee and set forth in the documents evidencing the grant of any Stock Option or in an employment or other agreement with such Participant, provided that no Stock Option shall be exercisable more than ten (10) years from the date of grant of the Original Option;

          (ii) The Committee shall have complete discretion, exercisable either at the time a Stock Option is granted or any time while the Stock Option remains outstanding, to extend the period of time for which the Stock Option is to remain exercisable following a Participant's termination of employment from the limited exercise period otherwise in effect for that Stock Option to such greater period of time as the Committee shall deem appropriate, but in no event to a date which is more than ten (10) years from the date of grant of the Original Option;

          (iii) The Committee shall have the complete discretion to permit a Stock Option to be exercised following a Participant's retirement, termination of employment, Disability or death not only with respect to the number of Stock Options which are then fully vested but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued in the Company's employment.

11.      NON-TRANSFERABILITY OF INCENTIVE STOCK OPTIONS.

     No Incentive Stock Option under the Plan, and no rights or interest therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution, after which assignment Section 10(a) hereof shall apply to exercise of the Incentive Stock Option by the assignee.
During the lifetime of a Participant, Incentive Stock Options are exercisable only by, and settlements of Incentive Stock Options made to such Participant or his or her legal representative.

12.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

     (a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, Common Stock, preferred or prior preference stocks ahead of or affecting the Company's Common Stock or the rights thereof, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     (b) In the event of any change in capitalization affecting the Common Stock of the Company, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination, exchange of shares, other form of reorganization, or any other change affecting the Common Stock, the Board, in its discretion, may make proportionate adjustments it deems appropriate to reflect such change with respect to (i) the maximum number of shares of Common Stock which may be sold or awarded to any Participant, (ii) the number of shares of Common Stock covered by each outstanding Award, and (iii) the price per share in respect of the outstanding Awards. Notwithstanding the foregoing, the Board may only increase the aggregate number of shares of Common Stock for which Awards may be granted under the Plan solely to reflect the changes, if any, of the capitalization of the Company or a Subsidiary.

     (c) The Committee may also make such adjustments in the number of shares covered by, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

13.      CHANGE OF CONTROL.

     (a) In the event of a Change of Control (as defined in Paragraph (b) below) of the Company, and except as the Board may expressly provide otherwise in resolutions adopted prior to the Change of Control:

          (i) All Stock Options or Stock Appreciation Rights then outstanding shall become fully vested and exercisable as of the date of the Change of Control; and

          (ii) All restrictions and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied as of the date of the Change of Control;

provided that unless otherwise expressly permitted in an employment agreement or other agreement between a Participant and the Company which is approved by the Compensation Committee of the Board, any Award which has been outstanding less than one (1) year on the date of the Change of Control shall not be afforded such treatment.

     (b) A "Change of Control" shall be deemed to have occurred upon the occurrence of any one (or more) of the following events, other than a transaction with another person controlled by the Company or its officers or directors, or a benefit plan or trust established by the Company for its employees:

          (i) Any person, including a group as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company with respect to which 40% or more of the total number of votes for the election of the Board may be cast;

          (ii) As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the above, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;

          (iii) The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

          (iv) A tender offer or exchange offer is made for shares of the Company's Common Stock (other than one made by the Company), and shares of Common Stock are acquired thereunder ("Offer").

14.      AMENDMENT AND TERMINATION.

     (a) Amendments Without Shareholder Approval. Except as set forth in Sections 14(b) and 14(c) below, the Board may, without further approval of the shareholders, at any time amend, alter, discontinue or terminate this Plan, in such respects as the Board may deem advisable.

     (b)  Amendments  Requiring  Shareholder  Approval.  Except  as set forth in
Section 14(c) below, subject to changes in law or other legal requirements (including any change in the provisions of the Code and accompanying regulations that would permit otherwise), the Board must obtain approval of the shareholders to make any amendment that would (a) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except for adjustments pursuant to Section 12 of the Plan), (b) materially modify the requirements as to eligibility for participation in the Plan or materially increase the benefits to Participant, (c) be required to be approved by the shareholders under any law, rule or regulation or any rules for listed companies promulgated by any national stock exchange on which the Company's stock is traded, (d) allow the creation of additional types of Awards under the Plan, or (e) result in the repricing of options issued under the Plan by lowering the exercise price of a previously granted Award, or by cancellation of outstanding Awards with . subsequent replacement, or by regranting Awards with lower exercise prices.

     (c) Prohibited Amendments. Notwithstanding Sections 14(a) and 14(b), under no circumstances may the Board or Committee (i) amend, alter, discontinue or terminate the requirements set forth in Sections 6(b), 6(c), 6(j) or 6(l) with respect to Incentive Stock Options unless (a) such modifications are made to comply with changes in the tax laws, or (b) the Plan is completely terminated, or (ii) make any amendment, alteration or modification to the Plan that would impair the vested rights of a Participant under any Award theretofore granted under this Plan.

15.      MISCELLANEOUS MATTERS.

     (a) Tax Withholding. In addition to the authority set forth in Section 6(h) above, the Company shall have the right to deduct from a Participant's wages or from any settlement, including the delivery of shares, made under the Plan any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

     (b) No Right to Employment. Neither the adoption of the Plan nor the granting of any Award shall confer upon any Participant any right to continue employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any Participant at any time, with or without cause.

     (c) Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to refer to those restrictions.

     (d) Award Agreement. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee, in its sole discretion, shall determine.

     (e) Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

     (f) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Texas.

     (g) Effective Date. This Plan, having been approved by the Compensation Committee on February 21, 2001, amended by the Compensation Committee on May 1, 2001, subsequently approved by the full Board on May 8, 2001, and by the Company's shareholders at the 2001 Annual Meeting of Shareholders, is effective as of January 1, 2001.

                                   SWIFT ENERGY COMPANY, a Texas corporation



                                   /s/ Clyde W. Smith, Jr.
                                   Clyde W. Smith, Jr., Chairman, Compensation
                                   Committee